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                                                                     EXHIBIT 4.1

                             SUPPLEMENTAL INDENTURE

      SUPPLEMENTAL INDENTURE (this "Supplemental Indenture"), dated as of July 2, 2004, is by and among Belden & Blake Corporation, an Ohio corporation (the "Company"), as issuer, the Subsidiary Guarantors (as defined in the Indenture), as guarantors and La Salle National Association, formerly known as La Salle National Bank (the "Trustee"), as trustee.

RECITALS

      WHEREAS, the Company, as issuer, the Subsidiary Guarantors and the Trustee entered into that certain indenture (the "Indenture"), dated as of June 27, 1997;

      WHEREAS, on June 27, 1997, the Company issued $225,000,000 aggregate principal amount of its 9-7/8% Senior Subordinated Notes due 2007 (the "Notes");

      WHEREAS, Section 9.2 of the Indenture provides that, with the consent of the Holders of a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer for the Notes), the Company, when authorized by a resolution of its Board of Directors, and the Trustee may enter into an indenture supplemental to the Indenture for the purpose of amending or supplementing any provisions of the Indenture (with certain exceptions not relevant to this Supplemental Indenture);

      WHEREAS, Section 9.2 of the Indenture further provides that (subject to certain exceptions not relevant to this Supplemental Indenture) the Holders of a majority in principal amount of the Notes then outstanding may waive compliance in a particular instance by the Company with any provision of the Indenture;

      WHEREAS, the Company and the Subsidiary Guarantors desire and have requested the Trustee to join with them in entering into this Supplemental Indenture for the purpose of amending the Indenture in certain respects as permitted by Section 9.2 of the Indenture;

      WHEREAS, the Company has been soliciting consents to this Supplemental Indenture upon the terms and subject to the conditions set forth in its Offer to Purchase and Consent Solicitation Statement dated June 16, 2004 and the related Consent and Letter of Transmittal (which together, including any amendments, modifications or supplements thereto, constitute the "Tender Offer"); and

      WHEREAS, the Company (1) has received the consent of the Holders of, and will accept for payment under the Tender Offer promptly after the Consent Payment Deadline (June 29, 2004) more than a majority in principal amount of the outstanding Notes, and will accept for payment under the Tender Offer and promptly after the Expiration Time (July 15, 2004, unless extended), any remaining Notes tendered promptly all as certified by an Officers' Certificate delivered to the Trustee simultaneously with the execution and delivery of this Supplemental Indenture, (2) has delivered to the Trustee simultaneously with the execution and delivery of this Supplemental Indenture an Opinion of Counsel relating to this Supplemental Indenture as contemplated by Section 9.6 of the Indenture and (3) has satisfied all other conditions required

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under Article 9 of the Indenture to enable the Company and the Trustee to enter into this Supplemental Indenture.

      NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company, the Subsidiary Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

                                    ARTICLE I
                                    DELETIONS

      1.1   DELETION OF SECTIONS 4.3, 4.7, 4.8, 4.9, 4.10, 4.11, 4.12, 4.13,
4.15, 4.16 AND 4.17. Sections 4.3, 4.7, 4.8, 4.9, 4.10, 4.11, 4.12, 4.13, 4.15,
4.16 and 4.17 of the Indenture are hereby deleted in their entirety.

                                   ARTICLE II
                                   AMENDMENTS.

      2.1 AMENDMENTS TO ARTICLE 5. Section 5.1 of the Indenture is hereby amended and restated to read as follows:

                        Section 5.1. MERGER, CONSOLIDATION OR SALE OF
                  SUBSTANTIALLY ALL ASSETS.

                        Except for the Acquisition, the Company shall not
                  consolidate or merge with or into (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to another Person, and the Company may not permit any of its Restricted Subsidiaries to enter into any such transaction or series of transactions if such transaction or series of transactions would, in the aggregate, result in a sale, assignment, transfer, lease, conveyance, or other disposition of all or substantially all of the properties or assets of the Company to another Person, in either case unless
                  (i) the Company is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made (the "Surviving Entity") is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia; (ii) the Surviving Entity (if the Company is not the continuing obligor under this Indenture) assumes all the obligations of the Company under the Notes and this Indenture pursuant to a supplemented indenture in a form reasonably satisfactory to the Trustee; and (iii) immediately before and after giving effect to such transaction or series of transactions no Default or Event of Default exists. Any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to the Company, and any Wholly Owned Restricted Subsidiary may

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                  consolidate with, merge into or transfer all or part of its properties and assets to another Wholly Owned Restricted Subsidiary.

                        None of the provisions of this Section 5.1 shall be
                  deemed to prevent the merger of the Company with an Affiliate incorporated solely for the purpose of reincorporating the Company in another jurisdiction. This Section 5.1 shall not apply to any consolidation, merger, sale, assignment, transfer, lease or other disposition if the Company shall have elected to redeem the Notes pursuant to Section 3.7 and such redemption takes place prior to or simultaneously with the Company's consolidation or merger with or into another Person.

      2.2 AMENDMENTS TO ARTICLE 6. Section 6.1 of the Indenture is hereby amended and restated to read as follows:

                        Section 6.1. EVENTS OF DEFAULT.

                        An "Event of Default" occurs if:

                           (1) the Company defaults in the payment of interest,
                     if any, on the Notes when the same becomes due and payable and the Default continues for a period of 30 days, whether or not such payment is prohibited by the provisions of
                     Article 10 hereof;

                           (2) the Company defaults in the payment of the
                     principal of or premium, if any, on the Notes, whether or not such payment is prohibited by the provisions of Article 10 hereof;

                           (3) the Company or a Subsidiary Guarantor fails to
                     observe or perform any covenant, condition or agreement on the part of the Company or a Subsidiary Guarantor to be observed or performed pursuant to Article 5 hereof; or

                           (4) the Company fails to comply with any of its other
                     agreements or covenants in, or provisions of, the Notes or this Indenture and the Default continues for 60 consecutive days after the notice specified below.

                  A Default under clause (4) is not an Event of Default until the Trustee notifies the Company, or the Holders of at least 25% in principal amount of the then outstanding Notes notify the Company and the Trustee, of the Default and the Company does not cure the Default within 60 days after receipt of the notice. Each notice must specify the Default, demand that it be remedied and state that the notice is a "Notice of Default."

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                                   ARTICLE IV
                                  MISCELLANEOUS

      4.1 DEFINITIONS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture. For all purposes of this Supplemental Indenture, except as otherwise herein expressly provided or unless the context otherwise requires, the words "herein," "hereof" and "hereby" and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

      4.2 RATIFICATION OF INDENTURE; SUPPLEMENTAL INDENTURE PART OF INDENTURE. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered under the Indenture shall be bound hereby and all terms and conditions of both shall be read together as though they constitute a single instrument, except that in the case of conflict the provisions of this Supplemental Indenture shall control.

      4.3 EFFECTIVE DATE. The provisions of this Supplemental Indenture shall be effective only upon execution and delivery of this instrument by the parties hereto promptly following the Consent Payment Deadline. Notwithstanding the foregoing sentence, the provisions of this Supplemental Indenture shall become operative only upon the purchase of more than a majority in principal amount of the outstanding Notes pursuant to the Tender Offer. The Company shall notify the Trustee promptly after the occurrence of such purchase.

      4.4 ENDORSEMENT AND CHANGE OF FORM OF NOTES. Any Notes authenticated and delivered after the close of business on the date that this Supplemental Indenture becomes operative in substitution for Notes then outstanding and all Notes presented or delivered to the Trustee on and after that date for such purpose shall be stamped, imprinted or otherwise legended by the Trustee, with a notation as follows:

            "Effective as of July 7, 2004, certain restrictive covenants of the Company, certain provisions governing mergers and certain Events of Default have been eliminated or limited, as provided in the Supplemental Indenture, dated as of July 2, 2004. Reference is hereby made to said Supplemental Indenture, copies of which are on file with the Trustee, for a description of the amendments made therein."

      4.5 GOVERNING LAW. This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.

      4.6 TRUSTEE MAKES NO REPRESENTATION. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.

      4.7 COUNTERPARTS. The parties may sign any number of copies or counterparts of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

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      4.8   EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction thereof.

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      IN WITNESS WHEREOF, the parties hereto have caused this Supplemental
Indenture to be duly executed as of the date first above written.

                                       COMPANY:

                                       BELDEN & BLAKE CORPORATION

                                       By: /s/ Robert W. Peshek
                                           -------------------------------------
                                       Name:  Robert W. Peshek
                                       Title: Senior Vice President and
                                              Chief Financial Officer

                                       SUBSIDIARY GUARANTORS:

                                       THE CANTON OIL & GAS COMPANY

                                       By: /s/ Robert W. Peshek
                                           -------------------------------------
                                       Name:  Robert W. Peshek
                                       Title: Senior Vice President and
                                              Chief Financial Officer

                                       WARD LAKE DRILLING, INC.

                                       By: /s/ Richard R. Hoffman
                                           -------------------------------------
                                       Name:  Richard R. Hoffman
                                       Title: Vice President

                                       TRUSTEE:

                                       LA SALLE NATIONAL ASSOCIATION, FORMERLY
                                       KNOWN AS LA SALLE NATIONAL BANK

                                       By: /s/ Erik R. Benson
                                           -------------------------------------
                                       Name: Erik R. Benson
                                       Title: First Vice President

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